Exhibit 99.1

      COMMONWEALTH BANKSHARES, INC., NORFOLK, VA, ANNOUNCES RECORD EARNINGS
                FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2004

    NORFOLK, Va., Feb. 28 /PRNewswire-FirstCall/ -- Commonwealth Bankshares, Inc. (Nasdaq: CWBS) today reported record quarter end earnings of $906.4 thousand, an increase of 100.1% over the $452.9 thousand reported in the fourth quarter of 2003. For the year ended December 31, 2004, the Company reached a record $3.1 million in net income, an increase of 22.0% over the $2.5 million earned during the comparable period in 2003. On a per share basis, diluted earnings increased 42.1% to .27 cents for the quarter ended December 31, 2004 compared to .19 cents for the same period in 2003. Diluted earnings per share equaled 1.16 cents and 1.03 cents for the twelve months ended December 31, 2004 and 2003, respectively. Per share results reflect the issuance of 943,396 shares of new capital stock sold during the fourth quarter of 2004.

    Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "2004 was an exceptional year. I am particularly proud of our achievements this year, both financially as well as operationally. We experienced record earnings, on both a quarterly and annual basis along with significant growth in our earning assets. We expanded our mortgage business, with the acquisition of Community Home Mortgage of Virginia, Inc., a mortgage brokerage firm that originates, processes and sells residential mortgages on a servicing released basis throughout Virginia and Maryland. We successfully raised $15 million in additional capital, allowing us to continue our strong growth momentum and allowing us to better serve our customers by increasing our legal lending limit to over $6.4 million. The loyalty and continued support of our shareholders and customers has provided the foundation for our growth and success. We look forward to continuing to execute on a strategy we believe will enhance the long-term growth of the company and value for our stockholders."

     The Company's record earnings resulted in favorable profitability ratios. Profitability as measured by the Company's return on average assets (ROA) was 1.01% for the quarter ended December 31, 2004, up 38 basis points from 0.63% for the fourth quarter 2003. Return on average equity (ROE) increased 87 basis points to 10.52% for the quarter ended December 31, 2004 as compared to 9.65% for the quarter ended December 31, 2003. Average assets increased $73.5 million or 25.7% from the quarter ended December 31, 2003 to December 31, 2004. Average equity for the quarter increased $15.7 million or 83.6% as a result of the additional capital raised. For the year ended December 31, 2004, ROA was 0.95% and ROE was 13.00%.

    A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. Net interest income was $13.3 million for the year ended December 31, 2004, an increase of $2.3 million or 21.4% over the comparable period in 2003. For the quarter ended December 31, 2004, net interest income was $3.9 million, up 41.6% over the quarter ended December 31, 2003.

    Total interest income was $22.0 million for the year ended December 31, 2004, an increase of $2.6 million, or 13.4% over the same period of 2003. For the quarter ended December 31, 2004, total interest income was $6.1 million, up 27.0% from the quarter ended December 31, 2003. Strong loan demand continued into the fourth quarter of 2004 generating record increases in interest income. Interest income on loans increased $2.9 million or 15.5% to $21.4 million for the year ended December 31, 2004. For the three months ended December 31, 2004, interest income on loans increased 30.0% to $6.0 million compared to $4.6 million for the comparable period in 2003.

    Interest expense of $8.6 million for the year ended December 31, 2004 represented a $245.4 thousand increase from the comparable period in 2003. For the quarter ended December 31, 2004, interest expense was $2.3 million, up $161.0 thousand from the quarter ended December 31, 2003. This slight increase is due to the decrease in the Company's costs of deposits, which was offset by the record increase in the Company's average interest bearing liabilities. Average deposits and short term borrowings increased $20.4 million and $22.3 million, respectively, from December 31, 2003 to December 31, 2004.

    Commonwealth Bankshares exceeded its goal for asset growth during 2004. Total assets at December 31, 2004 reached a new high of $374.1 million, up 17.5% or $55.8 million from $318.3 million at December 31, 2003. Total loans, the Company's largest and most profitable asset, ended the year at a record $315.8 million, up $85.7 million or 37.3% from December 31, 2003. The favorable financing environment along with the efforts of the Company's officers to develop new loan relationships combined with the support of existing customers continue to generate record loan demand for the Company.

    About Commonwealth Bankshares
    Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has nine bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through BOC Title of Hampton Roads, Inc. and mortgage funding services through one of its newest subsidiaries, Community Home Mortgage of Virginia, Inc. Additional information about the company, its products and services, can be found on the Web at http://www.bankofthecommonwealth.com.

    This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

                 Commonwealth Bankshares, Inc. and Subsidiaries
                   Selected Financial Information (Unaudited)

                                           Three Months Ended              Twelve Months Ended
                                      -----------------------------   -----------------------------
(in thousands, except per              December 31,    December 31,    December 31,    December 31,
 share data)                              2004             2003           2004            2003
-----------------------------------   -------------   -------------   -------------   -------------
Operating Results:
  Interest Income                     $       6,147   $       4,843   $      21,957   $      19,364
  Interest Expense                            2,257           2,095           8,625           8,379
  Net interest income                         3,890           2,748          13,332          10,985
  Provision for loan losses                     590             150           1,695             525
  Noninterest income                            997             399           3,068           1,678
  Noninterest expense                         2,977           2,178          10,098           8,392
  Income before provision for
   income taxes                               1,320             819           4,607           3,746
  Provision for income taxes                    414             366           1,506           1,204
  Net income                          $         906   $         453   $       3,101   $       2,542

Per Share Data:
  Basic earnings                      $        0.32   $        0.24   $        1.42   $        1.44
  Diluted earnings                    $        0.27   $        0.19   $        1.16   $        1.03
  Book value                          $       12.40   $       10.16   $       12.40   $       10.16
  Dividends per share                 $        0.05   $        0.04   $        0.20   $        0.16
  Basic weighted average
   shares outstanding                     2,835,763       1,872,020       2,181,915       1,771,556
  Diluted weighted average
   shares outstanding                     3,550,351       2,823,423       2,929,842       2,824,703
  Shares outstanding at
   period-end                             2,984,794       1,888,271       2,984,794       1,888,271

                                                          At Period End
                                                  -----------------------------
                                                   December 31,    December 31,
                                                      2004             2003
                                                  -------------   -------------
Month End Balance:
  Assets                                          $     374,061   $     318,295
  Loans*                                                315,755         230,050
  Loans held for sale                                    31,107          56,132
  Investment securities                                   6,945          12,431
  Deposits                                              277,632         250,658
  Shareholders' equity                                   37,024          19,191

YTD Average Balance:
  Assets                                          $     326,667   $     277,970
  Loans*                                                264,815         214,731
  Loans held for sale                                    33,255          29,092
  Investment securities                                   8,995          14,214
  Deposits                                              260,027         239,726
  Shareholders' equity                                   23,861          17,238

Ratios:
  Return on average assets                                 0.95%           0.91%
  Return on average shareholders' equity                  13.00%          14.75%
  Shareholders' equity to total assets                     9.90%           6.03%
  Loan loss allowance to loans*                            0.90%           1.09%
  Loan loss allowance to non-performing assets           607.92%          63.53%
  Non-performing assets to total assets                    0.12%           1.24%
  Net interest margin (tax equivalent basis)               4.29%           4.24%
  Bank's Tier 1 capital to average assets                 11.18%           8.10%
  Bank's Tier 1 capital to risk weighted assets           12.84%           8.64%
  Bank's Total capital to risk weighted assets            13.75%           9.61%

  * Net of unearned income and loans held for sale

SOURCE  Commonwealth Bankshares, Inc.
    -0-                             02/28/2005
    /CONTACT: E.J. Woodard, Jr., CLBB, Chairman of the Board, President, and Chief Executive Officer, of Commonwealth Bankshares, Inc., +1-757-446-6904, or ewoodard@bocmail.net/
    /Web site:  http://www.bankofthecommonwealth.com/
    (CWBS)